Exhibit 3.2

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF MARCH, A.D. 2005, AT 6:55 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3920495 8100 050256260	AUTHENTICATION: 3775669 DATE: 03-29-05

State of Delaware Secretary of State Division of Corporations Delivered 07:00 PM 03/29/2005 FILED 06:55 PM 03/29/2005 SRV 050256260 -3920495 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Pursuant to Sections 241 and 245 of the

General Corporation Law of the State of Delaware)

American Tire Distributors Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

FIRST: That the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on February 3, 2005 under the name of America Tire Distributors Holdings, Inc.

SECOND: That the Corporation has not yet received any payment for its capital stock.

THIRD: That the Board of Directors of the Corporation has duly adopted this Amended and Restated Certificate of Incorporation of the Corporation pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: That the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

ARTICLE I — NAME

The name of the corporation (hereinafter called the “Corporation”) is American Tire Distributors Holdings, Inc.

ARTICLE II — REGISTERED OFFICE

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware is the Corporation Service Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV — CAPITALIZATION

1. Definitions. As used in this Article IV, the following terms shall have the following meanings:

“Affiliate”, with respect to any Stockholder that is not a natural person, means (i) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Stockholder or (ii) any Person who is a director or officer (a) of such Stockholder, (b) of any subsidiary of such Stockholder or (c) of any Person described in clause (i) above. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, (y) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation of the Corporation.

“Common Stock” has the meaning set forth in Section 2(c).

“Common Stockholder” means a record holder of one or more shares of Common Stock.

“Conversion Date” has the meaning set forth in Section 6.

“Corporation” has the meaning set forth in Article I.

“DGCL” has the meaning set forth in Section 2(b).

“Difference Shares” has the meaning set forth in Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Public Offering” means the effectiveness of a registration statement under the Securities Act on any of Forms S-l, S-2, S-3, S-4 or any similar or successor form covering any of the Stock, and the completion of a sale of such Stock thereunder, (i) following which the Corporation or any successor by way of merger, consolidation, reorganization or otherwise is, or becomes, a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) as a result of which the Stock (or shares of stock issued to holders of stock in any such merger, consolidation, reorganization or similar transaction) is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on The Nasdaq Stock Market or is traded or quoted on any other national stock exchange or automated quotation system.

“IPO Date” means the date on which the Initial Public Offering is consummated.

“Non-Redeemable Shares” means all shares of Series A Stock or Series B Stock that have been previously sold (whether under Section 4 or Section 5(c)) pursuant to a Tag-Along Transfer.

“Notice Date” has the meaning set forth in Section 4(b)(iv).

“Other Securityholders” has the meaning set forth in Section 4(a).

“Permitted Transferee” with respect to a Transfer by a Series D Stockholder, means (i) with respect to any Series D Stockholder who is a natural person, a Transfer to (a) such Stockholder’s spouse or issue, or (b) a trust the beneficiaries of which, and a partnership the limited and general partners of which, include only the Series D Stockholder, his spouse or issue; and (ii) with respect to any Series D Stockholder that is not a natural person, (A) a Transfer to an Affiliate of such Series D Stockholder; or (B) a Transfer to another Series D Stockholder or its Affiliates; provided such other Series D Stockholder referenced in clauses (i) and (ii) did not acquire its shares of Series D Stock pursuant to a Tag-Along Transfer.

“Person” means any natural person, partnership, limited liability company, corporation (including the Corporation), trust or unincorporated organization or a government or a political subdivision thereof.

“Preferred Stock” has the meaning set forth in Section 2(a).

“Preferred Stock Designation” has the meaning set forth in Section 2(b).

“Proposed Purchase Amount” has the meaning set forth in Section 4(a).

“Proposed Transferee” has the meaning set forth in Section 4(a).

“Proposed Transferor” has the meaning set forth in Section 4(a).

“Redemption Date” has the meaning set forth in Section 5(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Stock” means the Series A Common Stock described in Section 2(c).

“Series A Warrants” means the warrants to purchase Series A Stock to be issued by the Corporation to certain holders of the Preferred Stock.

“Series A Warrant Holders” means the holders of the Series A Warrants.

“Series A Warrant Shares” means the shares of Series A Stock issuable upon exercise of the Series A Warrants.

“Series B Stock” means the Series B Common Stock described in Section 2(c).

“Series D Stock” means the Series D Common Stock described in Section 2(c).

“Series A Stockholder” means a record holder of one or more shares of Series A Stock.

“Series B Stockholder” means a record holder of one or more shares of Series B Stock.

“Series D Stockholder” means a record holder of one or more shares of Series D Stock.

“Stock” has the meaning set forth in Section 2(c).

“Stockholder” means a record holder of one or more shares of Series A Stock, Series B Stock, Series D Stock or Common Stock.

“Tag-Alone Acceptance Date” has the meaning set forth in Section 4(c).

“Tag-Along Notice” has the meaning set forth in Section 4(c).

“Tag-Along Pro Rata Amount” has the meaning set forth in Section 4(a).

“Tag-Along Redemption Price” has the meaning set forth in Section 5(a).

“Tag-Along Transfer” has the meaning set forth in Section 4(a).

“Transfer”, with respect to any share of Stock, means the sale, assignment, pledge, hypothecation, gift or any other disposition whatsoever of such share (other than pursuant to the Initial Public Offering or pursuant to the redemption or conversion of any such share of Stock, in either case in accordance with the terms of this Certificate of Incorporation), or the encumbrance or granting of any rights or interests whatsoever in or with respect to such share.

“Transfer Notice” has the meaning set forth in Section 4(b).

2. Designation and Number.

(a) The total number of shares of all series of stock which the Corporation shall have authority to issue is 4,133,000, of which 500,000 shares shall be preferred stock and shall have a par value of $0.01 per share (“Preferred Stock”) and 3,633,000 shares shall be common stock, as set forth in paragraph (c) below.

(b) Preferred Stock. The Board is expressly authorized, but not required, to provide for the issue of all or any shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law (the “DGCL”). The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock. Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Preferred Stock.

(c) Common Stock. There shall be four series of common stock of the Corporation. The first series of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as “Series A Common Stock” and the number of shares constituting such series shall be 1,500,000. The second series of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as “Series B Common Stock” and the number of shares constituting such series shall be 315,000. The third series of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as “Series D Common Stock” and the number of shares constituting such series shall be 1,500. The fourth series of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as “Common Stock” and the number of shares constituting such series shall be 1,816,500. The Series A Stock, Series B Stock, Series D Stock and Common Stock are sometimes referred to collectively herein as the “Stock”. The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Series A Stock, Series B Stock, Series D Stock or Common Stock, as the case may be, then outstanding), the number of authorized shares of Series A Stock, Series B Stock, Series D Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Series A Stock, Series B Stock, Series D Stock or Common Stock, as the case may be.

3. Restrictions on Transfer.

(a) Except for Transfers to a Permitted Transferee, no Series D Stockholder shall Transfer any share of Series D Stock owned by such Series D Stockholder except in accordance with the terms of this Certificate of Incorporation. Any Transfer or attempt to Transfer any share of Series D Stock in violation of the terms and conditions of this Certificate of Incorporation shall be null and void and of no force and effect, the transferee thereof shall not be deemed to be the registered holder thereof nor entitled to any rights with respect thereto, and the Corporation shall refuse to Transfer any such share of Series D Stock on its books to such alleged transferee.

(b) No Stockholder shall Transfer any shares of Stock unless such Transfer complies with the conditions specified in this Section 3(b), which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Stock proposed to be Transferred shall give written notice to the Corporation of such holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, except with respect to a Transfer to an Affiliate that is an “accredited investor” as defined under the Securities Act, if requested by the Corporation, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to the Corporation, addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation’s counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or (ii) a “no action” letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Stock shall be entitled to Transfer such shares in accordance with the terms of this Certificate and the written notice delivered by the holder to the Corporation. Each certificate evidencing the shares of Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in Section 9, provided that, following the Initial Public Offering, such certificates shall bear the applicable legend set forth in Section 9 or another legend only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of this Section 3(b) shall be null and void and of no force or effect, and the Corporation shall not record any such Transfer on its stock transfer books. The restrictions on Transfer contained in this Section 3(b) shall not apply to Transfers of shares of Stock (i) in the Initial Public Offering; or (ii) following the Initial Public Offering, provided that such Transfer is made in compliance with the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

4 Tag-Along Rights.

(a) Transfer by Series D Stockholders. If, other than in connection with the Initial Public Offering, any Series D Stockholder or Series D Stockholders (for purposes of this Section 4, singularly or collectively, the “Proposed Transferor”), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer (other than a pledge, hypothecation, gift or other like disposition) its shares of Series D Stock or any part thereof to any Person other than a Permitted Transferee (the “Proposed Transferee”), such proposed Transfer shall be deemed a “Tag-Along Transfer”, and each of the Series A Stockholders, Series B Stockholders and Series A Warrant Holders (collectively, the “Other Securityholders”) shall have the right, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Securityholder up to the number of shares (the “Tag-Along Pro Rata Amount”) of Series A Stock or Series B Stock or Series A Warrant Shares derived by multiplying the total number of shares of Series A Stock or Series B Stock or Series A Warrant Shares, as the case may be, owned by such Other Securityholder by a fraction, the numerator of which is equal to the number of shares of Series D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the “Proposed Purchase Amount”) and the denominator of which is the total number of shares of Series D Stock (other than shares of Series D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined in Section 4(b)(iv)). If a Series A Warrant Holder elects to participate in the Tag-Along Transfer, it may do so either by (1) exercising a sufficient number of Series A Warrants prior to consummation of the Tag-Along Transfer and paying the aggregate exercise price for such exercise to the Corporation, in accordance with the procedures set forth in Section 4(c) below, or (2) selling directly to the Proposed Transferee the number of Series A Warrants it elects to include in the Tag-Along Transfer, in which latter case, upon consummation of the Tag-Along Transfer, (i) the Series A Warrant Holder shall receive the same consideration for each Series A Warrant Share included in the sale of the Series A Warrants as the Other Securityholders participating in the Tag-Along Transfer, less the exercise price for each Series A Warrant, (ii) such aggregate purchase price shall be remitted to the Corporation and (iii) the Corporation shall issue to the Proposed Transferee, upon delivery to the Corporation for cancellation of the warrant certificate representing the Series A Warrants it purchased, a number of shares of Series A Stock equal to the number of Series A Warrant Shares so purchased. All Tag-Along Transfers by Other Securityholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Securityholders) as the proposed Tag-Along Transfer by the Proposed Transferor.

(b) Transfer Notice. The Proposed Transferor participating in a Tag-Along Transfer shall at least fifteen (15) Business Days prior to the closing date thereof provide the Corporation and the Other Securityholders with written notice (the “Transfer Notice”) of the proposed Tag-Along Transfer containing the following:

(i) the name and address of the Proposed Transferor and the Proposed Transferee;

(ii) the Proposed Purchase Amount;

(iii) the proposed amount to be paid for such shares of Series D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable pursuant to Section 4(d);

(iv) the aggregate number of shares of Series A Stock or Series B Stock, as the case may be, and the aggregate number of Series A Warrant Shares held of record as of the date the Transfer Notice is sent (the “Notice Date”) by the Other Securityholder to whom the notice is sent;

(v) the aggregate number of shares of Series A Stock or Series B Stock, as the case may be, and the aggregate number of Series A Warrant Shares held of record as of the Notice Date by all Other Securityholders as a group;

(vi) the Tag-Along Pro Rata Amount for the Other Securityholder to whom the Transfer Notice is sent (assuming, for this purpose, the Series A Warrant Holders elect to fully exercise the Series A Warrants in connection with the Tag-Along Transfer); and

(vii) a statement confirming that the Proposed Transferee has agreed (i) to honor the tag-along rights of the Other Securityholders, and (ii) pursuant to Section 5(c), to purchase the number of shares of Stock redeemed pursuant to Section 5(a).

Upon written request by the Proposed Transferor, the Corporation shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of this Section 4(b).

(c) Tag-Along Notice. Each Other Securityholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the “Tag-Along Notice”) to the Proposed Transferor on or before the expiration of five (5) Business Days after the Notice Date (the “Tag-Along Acceptance Date”) stating the number of shares (including Series A Warrant Shares) held by such Other Securityholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice; if the number of shares to be included in the proposed Tag-Along Transfer includes shares of Series A Warrant Shares, the Series A Warrant Holder shall include with the Tag-Along Notice a notice with respect to its Series A Warrants (which notice may be conditioned on the consummation of the Tag-Along Transfer), which notice shall indicate whether (1) the Series A Warrants are to be exercised for shares of Series A Stock immediately prior to the sale to the Proposed Transferee (which exercise may be conditioned on consummation of the Tag-Along Transfer) and, if so, shall further indicate whether payment of the aggregate exercise price of such Series A Warrants (i) is included with the exercise notice in the form of a certified check or other acceptable payment means or (ii) will be made through a cashless exercise of such Series A Warrants pursuant to the terms of the warrant certificate or (2) the Series A Warrants are to be sold directly to the Proposed Transferee pursuant to Section 4(a)(2) above. The Tag-Along Notice given by each Other Securityholder shall include and constitute such Other Securityholder’s binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in this Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Stock of the Proposed Transferor and the Other Securityholders included in such proposed Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect and the Proposed Transferor shall not transfer any securities to such Proposed Transferee in connection with the contemplated Tag-Along Transfer without once again complying with the provisions of this Section 4.

(d) Each Proposed Transferor and each Other Securityholder whose shares are sold in a Tag-Along Transfer shall be entitled to receive the proceeds of such Tag-Along Transfer less its pro rata share, based on the number of shares included in such Tag-Along Transfer, of the out-of-pocket expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board (and less, in the case of the exercise price of Series A Warrants not previously paid to the Corporation, the aggregate exercise price for such Series A Warrants).

(e) The provisions of this Section 4 shall not apply to a subsequent Transfer of any share of Series D Stock that has previously been the subject of a completed Tag-Along Transfer that complied with the provisions of this Section 4.

5. Redemption.

(a) The number of shares of Series A Stock (including the Series A Warrant Shares) or Series B Stock, as applicable, equal to the difference (“Difference Shares”) between (i) the number of shares included in any Tag-Along Transfer by the Other Securityholders pursuant to Section 4 and (ii) the Tag-Along Pro Rata Amount for such Other Securityholders shall be redeemed by the Corporation, to the extent it is lawfully permitted to do so, out of funds legally available therefor pro rata, based on the number of Difference Shares held or, in the case of Series A Warrant Shares, deemed to be held, by such Other Securityholders, from each of the Series A Stockholders, Series A Warrant Holders or Series B Stockholders who elected to include in the Tag-Along Transfer a number of shares of Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such other Securityholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the “Tag-Along Redemption Price”) for each share of Series A Stock (including Series A Warrant Shares) or Series B Stock so redeemed equal to the per share price paid for the Series D Stock by the Proposed Transferee (provided that, if the consideration to be paid by the Proposed Transferee includes any non-cash consideration, the per share amount to be paid in such redemption shall be the fair value of the per share consideration to be paid by such Proposed Transferee as determined in good faith by the Board) less such Other Securityholder’s pro rata share, based on the number of shares of Stock so redeemed from such Other Securityholder, of the out-of-pocket expenses of the Tag-Along Transfer including, without limitation, legal, accounting and investment banking fees and expenses, as determined in good faith by the Board and less, in the case of Series A Warrant Shares, the aggregate exercise price of the related Series A Warrants. To the extent the foregoing conditions are met and any Series A Warrant Holder has not exercised its Series A Warrants, the Corporation shall redeem such Series A Warrants to the extent necessary to effect the foregoing, in which case the Tag-Along Redemption Price for each Series A Warrant Share subject to redemption shall be reduced by the exercise price for such Series A Warrant. The provisions of this Section 5(a) shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable under Section 5(b) in connection with the applicable Tag-Along Transfer.

(b) The shares of Series A Stock or Series B Stock redeemed by the Corporation pursuant to a Section 5(a) redemption shall, on the Redemption Date, be retired and upon such retirement shall automatically revert to authorized but unissued shares of Series A Stock or Series B Stock, as the case may be, and the Corporation shall, on the Redemption Date, but immediately after such redemption and retirement, issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Series A Stock or Series B Stock, as the case may be, equal to the number of shares of such Stock so redeemed. Upon any issuance of such shares (and as a condition to such issuance), the Corporation shall receive from the Proposed Transferee as the purchase price for such shares an amount equal to the Tag-Along Redemption Price for each share so redeemed.

(c) The Corporation shall give to each holder of record of the shares of Series A Stock (including Series A Warrant Holders) and Series B Stock to be redeemed pursuant to the terms of this Section 5 prior written notice of such redemption not less than two (2) Business Days prior to the date such shares will be redeemed (the “Redemption Date”) which in the case of a redemption pursuant to Section 5(a) shall be the closing date of the Tag-Along Transfer. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of Stock (by series) to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the Tag-Along Redemption Price; and (D) the fact that the certificates for the shares subject to redemption (and, in the case of Series A Warrants, the warrant certificates) are to be surrendered in exchange for payment of the Tag-Along Redemption Price (less, if applicable, the exercise price of the Series A Warrants), at the principal office of the Corporation or at such other place as the Corporation shall designate.

(d) On the Redemption Date, and subject to receipt of the Tag-Along Redemption Price by the Stockholder thereof or deposit of the Tag-Along Redemption Price by the Corporation with an independent paying agent, the shares of Series A Stock and Series B Stock redeemed pursuant to the terms of this Section 5 shall be deemed to have been so redeemed, notwithstanding that the certificates representing such Series A Stock or Series B Stock (and, in the case of Series A Warrants, the warrant certificates) shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated or that notice from the Corporation shall not have been given by the Corporation or, if given, shall not have been received by any holder whose shares of Stock are to be so redeemed. All certificates representing the redeemed shares, including all certificates not so delivered by such holders, shall be, or shall be deemed to be, canceled by the Corporation as of the Redemption Date and shall thereafter no longer be of any force or effect.

6. Conversion.

If an Initial Public Offering occurs, each then outstanding share of Series A Stock, Series B Stock and Series D Stock shall automatically convert into one share of Common Stock effective on the IPO Date (the “Conversion Date”), and Series A Warrants that have not been exercised prior to or concurrently with the consummation of the Initial Public Offering shall thereafter constitute warrants exercisable for the same number of shares of Common Stock. Prior to or on the Conversion Date, each holder of shares of Series A Stock, Series B Stock or Series D Stock shall surrender such holder’s certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate to such holder in writing at least ten (10) Business Days prior to the Conversion Date, and shall, within ten (10) Business Days after the Conversion Date, be entitled to receive from the Corporation certificates evidencing the number of shares of Common Stock into which such shares of Series A Stock, Series B Stock or Series D Stock are converted. On the Conversion Date, each holder of shares of Series A Stock, Series B Stock or Series D Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Series A Stock, Series B Stock or Series D Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated, that notice from the Corporation shall not have been given or, if given, shall not have been received by any holder of shares of Series A Stock, Series B Stock or Series D Stock, or that certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Series A Stock, Series B Stock or Series D Stock, including all certificates not so delivered by such Series A Stockholders, Series B Stockholders or Series D Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Conversion Date and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Series A Stock, Series B Stock or Series D Stock.

7. Voting Rights.

(a) Holders of shares of Series B Stock and Common Stock shall be entitled to one vote for each share of such stock held and holders of shares of Series D Stock shall be entitled to 462 votes for each share of Series D Stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

(b) Holders of Series A Stock shall not have any voting rights, except that the holders of the Series A Stock shall have the right to vote to the extent required under the laws of the Slate of Delaware. Unless otherwise required by the terms of this Certificate of Incorporation, paragraph (2) of subsection (b) of § 242 of the DGCL shall not entitle the holders of any shares of Stock to vote as a series on the increase of the number of authorized shares of such series of Stock or the decrease of the number of authorized but not outstanding shares of such series of Stock. Except as otherwise required by the DGCL, the holders of any series of Stock entitled to vote on any matter submitted to such holders for a vote shall vote together as a single class and not as separate series.

(c) Any amendment, alteration or repeal of any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences or special rights of any series of capital stock of the Corporation so as to affect the holders of the Series A Stock materially, adversely and in a manner that is disproportionate to the treatment of any other holders of a series of common equity securities of the Corporation, will require, in addition to any other approvals required by the DGCL and this Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Series A Stock. In any case in which holders of Series A Stock shall be entitled to vote pursuant to this Section 7 or pursuant to the DGCL, each holder of Series A Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Stock.

(d) Any amendment, alteration or repeal of any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences or special rights of any series of capital stock of the Corporation so as to affect the holders of the Series B Stock materially, adversely and in a manner that is disproportionate to the treatment of any other holders of a series of common equity securities of the Corporation, will require, in addition to any other approvals required by the DGCL and this Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Series B Stock. In any case in which holders of Series B Stock shall be entitled to vote pursuant to this Section 7 or pursuant to the DGCL, each holder of Series B Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series B Stock.

8. Liquidation; Dividends.

(a) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, any distribution made upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be allocated pro rata based upon the number of shares of Stock held by each Stockholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8(a).

(b) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, the Series A Stockholders, Series B Stockholders, Series D Stockholders and Common Stockholders shall be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Whenever, during the period that shares of Series A Stock shall be outstanding, the Corporation shall (i) declare a dividend on shares of any series of Stock in shares of such series of Stock or in securities convertible into or exchangeable for shares of such series of Stock, (ii) subdivide the outstanding shares of any series of Stock, (iii) combine the outstanding shares of any series of Stock into a smaller number of shares or (iv) issue any shares of any series of Stock upon reclassification of such share, the corresponding dividend, subdivision, combination or other adjustment shall be made with respect to the shares of the other series of Stock if and to the extent necessary to prevent the interests of the holders of Series A Stock from being materially, adversely and disproportionately affected.

(d) In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Series A Stock shall be entitled to receive not less than the same per share consideration, if any, received by the holders of Series B Stock and Series D Stock in such merger or consolidation (unless, in addition to such other approvals, if any, as may be required by the DGCL and this Certificate of Incorporation, a different treatment is approved by the holders of a majority of the then outstanding shares of Series A Stock).

9. Legend.

(a) All certificates representing shares of Series A Stock and Series B Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear legends substantially as follows:

“THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. SUCH REDEMPTION CAN BE ACCOMPLISHED WITHOUT THE CERTIFICATES REPRESENTING SUCH SECURITIES BEING SURRENDERED AND WHETHER OR NOT THE CORPORATION GIVES NOTICE OF SUCH REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH SERIES OR CLASS OF STOCK AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

“AS SPECIFIED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(b) All certificates representing shares of Series D Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear legends substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

“AS SPECIFIED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH SERIES OR CLASS OF STOCK AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

(c) All certificates representing shares of Common Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear legends substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

“THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH SERIES OR CLASS OF STOCK AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

provided that, as specified in Section 3(b) hereof, following the Initial Public Offering, such certificates shall bear the legend(s) in the opinion of counsel to the Corporation required under the Securities Act or other applicable law.

(d) All certificates representing shares of Stock shall bear such additional legends as may be required pursuant to applicable law.

10. Record Holders. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the holder of shares of Series A, Series B, Series D or Common Stock and such record holders shall be deemed the holders of such shares for all purposes.

ARTICLE V — MANAGEMENT OF BUSINESS AND AFFAIRS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any series thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors that the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board.

ARTICLE VI — DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article VI does not eliminate or limit any such liability imposed by law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited pursuant to this Article VI to the fullest extent permitted by the DGCL as so amended. Unless applicable law requires otherwise, any repeal of this Article VI by the stockholders of the Corporation, and any modification to this Article VI (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII — INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

ARTICLE VIII — AMENDMENTS

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article VIII.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware and has been executed by its duly authorized officer this 29th day of March 2005.

By:	/s/ Steve Puccinelli
Name:	Steve Puccinelli
Title:	President